Exhibit 10.2

DIRECTOR CONTRACT

Between the undersigned

Lasse Andreassen

Small Vokstrupvej 7

3230 Graested

CPR no.: XXXXXX-XXXX

(Hereinafter called the Director)

and

LiqTech A / S

Gravel Hill 12

2820 Gentofte

CVR no.: 21 50 36 49

(Hereinafter called the Company)

has today signed the following Executive Contract:

1.  RECRUITMENT

1.1 The Director is already employed by the Company as CEO. This employment agreement takes effect in the same month as the company gets a capital increase of minimum $ 1,500,000 minus any costs from external investors and gets listed in the US. This is expected to happen later in August, 2011. If this Employment Agreement is entered into force it will replace the employment contract of 23 December 2004 and its additions of 15 December 2007. If the capital increase does not happened the present contract shall be renegotiation with the company's board.

2. EMPLOYMENT AND RESPONSIBILITIES

2.1. The Director is under subject to statutory rules and the liability to the Board liability to perform the Company's total business. The Director has the daily management of the Company and references in relating hereto to the Company's Chairman.

2.2 The Director shall appoint and dismiss the Company's staff and provides staff with working areas and provide them with working authority.

2.3 The Director is reported as a director to the Danish Commerce and Companies Agency

2.4 The Director will also serve as a director for the companies Cometas  A/S and LiqTech NA.

3. SALARY, BONUS, PENSION AND Wages Regulatory

3.1 Director's annual salary is by accession DKK 1,200,000 per year, paid monthly on the last business day of the month with 1/12.

3.2 The Director shall receive bonus of companies' EBIT, according to company official annual accounts for the first time after approval of the annual accounts 2011 for the following model:

The Director is appointed warrants in the Company by following calculation:

The company's EBIT according to approved financial statements * 0.25 / average share price during the 10 days before the publication of results = number of warrants.

Example. EBIT = $ 2,212,000 * 0.25 = 553.000 / 3 (stock price) = 184,333 warrants. The warrants can be exercised with 1 / 3 immediately, 1 / 3 after 1 year and 1 / 3 after 2 years. The warrants will automatically expire 3 years after grant, if they not are exercised.

3.3 The Company shall pay 10% of monthly salary, see § 3.1 as pension for director. The amount must be paid to a pension fund chosen by the director. The Director may also choose to draw a health insurance, and the Director may ask the company to make payments of the annual premium for the director.

3.4 Director's fees negotiated each year in January, beginning in January 2013.

4. OTHER BENEFITS

4.1 The Company provides a broadband connection available in the Director's residence and pays at the same time all installation and operating costs for this.

4.2 The Company provides a mobile telephone available to the Director and pay phone charges connected thereto.

4.3 The tax consequences for the Director of the private disposal facilities listed below are treated by the Company according to applicable law.

4.4 The Company provides a laptop available to the Director.

5.  DISEASE

5.1 Director's disease is not to count as a breach of this contract and the Director is entitled to full pay during illness.

6. TRAVEL AND ENTERTAINMENT

6.1 Director's travel expenses for travel and representation in the Company's interest will be refunded by the Company after the bill or according to agreement.

7. CONTINUING EDUCATION

7.1The Director is entitled to one, compared to its position, proper training, paid by the Company. The director is planning its own continuing education and shall notify the chairman thereof.

8. HOLIDAY

8.1 Holidays are earned and held in accordance with the rules of the Holidays Act, except that earned 2 ½ days of leave per. month, equivalent to 5 weeks annually.

The special holiday allowance under the Holidays Act is paid by 1.5% and includes with the same percentage in the calculation of holiday pay on resignation. Director is entitled to full pay during leave from the date of accession. The director may not, be taking holiday during the notice period. This is regardless of the director potential disemployment.

8.2 The Director will plan the holiday himself but is obligated to take the Company's best interests into account. The director must notify the chairman of the planned holiday.

8.3 Upon resignation is the Director obligated to a 12.5% holiday allowance. The holiday allowance is paid in cash upon resignation along with the last salary payment.

9. TERMINATION

9.1 This current CEO contract may be terminated by the Company with 36 months notice and by the director with 24 months notice to the end of a month.

Director is entitled to dispose of it in § 4, mobile, PCs, etc. regardless any disemploymenet.

9.2 If the Director within a period of 12 consecutive months has collected salary for a total of 120 days while the Director has been sick (including Sundays and holidays) this contract may be terminated within 1 month notice. Notice shall be given immediately on the expiry of the 120 sick days, and while the Director still is reported sick.

9. 3 On resignation the Director is required to return all materials, including copies as well as effects belonging to the Company, and are in possession of the Director. This also applies to credit cards, keys, etc. The Director can not exercise the lien in any of this material.

9.4 Termination is otherwise subject to the Employers' and Salaried Employees' Act.

10. CONFIDENTIALITY

10.1 The Director has duty of confidentiality regarding everything that he discover in connection with his employment as Director, unless they are facts that within the nature of things must be brought forward  to a third party. This duty of confidentiality is also valid after the Directors resignation.

10.2 Where the Director resigns his position - regardless the reason whatsoever - any substances belonging to the Company, which is in the Directors possession, shall be returned immediately.

11. COPIES OF CONTRACT, VENUE ETC

11.1 Any dispute between the Company and the Director on the occasion of this contract of employment must, if agreement between the parties not can reach by negotiations, be decided by the ordinary courts in Denmark.

11.2 This contract is drawn up into 2 equal sounding signed copies, one of which remains with the Company, while the other handed to the Director.

*****

Signature

Copenhagen, 29 July 2011

Copenhagen, 29 July 2011

Liqtech A/S

/s/ Lasse Andreassen

By: /s/ Michael Sonneland

Lasse Andreassen

Michael Sonneland, Director

By: /s/ Soren Degn

Soren Degn, Chairman